SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

☐	Definitive Proxy Statement

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☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Acacia Research Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following communication was sent via electronic mail to certain stockholders of Acacia Research Corporation on May 10, 2012:

Dear Stockholder:

As previously disclosed to you, the Annual Meeting of Stockholders of Acacia Research Corporation, a Delaware corporation (the “Company”, “we” or “us”), will be held at the Company’s corporate offices located at 500 Newport Center Drive, 7th Floor, Newport Beach, California, beginning at 10:00 a.m., local time, on Thursday, May 17, 2012 (the “Annual Meeting”). The notice of the Annual Meeting, a proxy statement and a form of proxy were sent to you on or about April 18, 2012.

The information in this letter is intended to supplement the information provided in the proxy statement relating to the Annual Meeting. Accordingly, this letter should be read in conjunction with, and not in lieu of, the proxy statement. You are urged to carefully review the information provided in this letter and the proxy statement prior to voting your shares.

Recommendation to Approve the 2012 Acacia Research Corporation Stock Incentive Plan

We are sending you this letter to urge you to approve the adoption of the 2012 Acacia Research Corporation Stock Incentive Plan (the “2012 Plan”), which would authorize us to issue a variety of equity awards, including stock options, stock appreciation rights and direct stock awards, to our officers, directors, employees and other service providers.

Our compensation programs are designed to attract, motivate and retain officers, directors, employees and other service providers, who are critical to our success, by providing them with the opportunity to acquire an equity interest, or increase their equity interest, in the Company as an incentive for them to continue providing services to us. Our Board of Directors believes that the grant of equity-based awards is essential to aligning the interests of our officers, directors, employees and other service providers with the interests of our stockholders in enhancing the value of our Company.

Because our existing stock incentive plan expires at the end of this year (which will leave us without a stock incentive plan), we believe it is important for our stockholders to approve the 2012 Plan so we will have the ability to continue to recruit and retain the best industry talent, in order to continue our exceptional growth as a leader in the rapidly growing business of patent licensing over the next 10 years.

Accordingly, our Board of Directors unanimously recommends that our stockholders vote their shares “FOR” approval of the 2012 Acacia Research Corporation Stock Incentive Plan.

Voting Your Shares

Your vote is important. If you have not already voted your shares, we encourage you to do so at this time.

If you have already voted your shares and do not wish to change your vote, no further action is necessary. However, if you wish to change your vote in light of the information contained in this letter, you may revoke your proxy by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a date that is later than the date of your original proxy. Prior to the date of the Annual Meeting, any notice of revocation or subsequent proxy must be delivered to the Secretary of the Company at 500 Newport Center Drive, 7th Floor, Newport Beach, California 92660, the principal executive office of the Company. On the date of the Annual Meeting, such notice or subsequent proxy should be delivered in person at the Annual Meeting prior to the time of the vote.

Additional Information

If you have any questions or require additional information, please contact me by mail at 500 Newport Center Drive, 7th Floor, Newport Beach, California 92660, by telephone at (949) 480-8310, or by electronic mail at prr@acaciares.com.

We sincerely appreciate your consideration of the above information and your investment in Acacia Research Corporation.

/s/ Paul R. Ryan
Paul R. Ryan
Chief Executive Officer and President

May 10, 2012

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the Annual Meeting, the Company filed a definitive proxy statement and a form of proxy on Schedule 14A on April 18, 2012. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY RELATED MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND THE PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING. Stockholders may obtain copies of all documents filed with the Securities and Exchange Commission (the “SEC”) concerning the Annual Meeting, free of charge, at the SEC’s website at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by the Company by contacting Paul Ryan, Chief Executive Officer and President, by mail at 500 Newport Center Drive, 7th Floor, Newport Beach, California 92660, by telephone at (949) 480-8310, or by electronic mail at prr@acaciares.com.